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                                                                    Exhibit 5.3

                               MAPLES AND CALDER
                              CAYMAN EUROPE ASIA

P&O Princess Cruises PLC
77 New Oxford Street,
London, WC1A 1PP
United Kingdom

Carnival Corporation
3655 N.W. 87th Avenue
Miami, Florida 33178-2428
U.S.A.

14th March, 2003

Dear Sirs

P&O Princess Special Voting Trust

We have acted as Cayman Islands counsel to The Law Debenture Corporation (Cayman) Limited (the "Trustee") in connection with (i) the execution and delivery of the trust deed (the "Trust Deed") to be made between Carnival Corporation, a Panamanian corporation (the "Depositor") and the Trustee, known as P&O Princess Special Voting Trust, a Cayman Islands law trust (the "Trust") pursuant to which shares of beneficial interest in the Trust (the "Trust Shares") are to be issued and the initial trust property of which is the P&O Princess Special Voting Share (the "Initial Property"); and (ii) the registration statement on Form S-4/F-4, including all amendments or supplements thereto ("Form S-4/F-4"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (File number 333-102442) (the "Registration Statement") relating, among other things, to the offering of the Trust Shares. We are furnishing this opinion as Exhibit 5.3 to the Registration Statement. Other terms used but not defined in this letter are used as defined in the Registration Statement or the Trust Deed.

1  DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1the Trust Deed; and

1.2Form S-4/F-4.

2  ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. We have also relied on the following assumptions, which we have not independently verified.

2.1The Trust Deed will be authorised and duly executed and delivered by or on behalf of the Depositor in accordance with all relevant laws.

2.2The Trust Deed will be, legal, valid, binding and enforceable against the Depositor and the Trustee in accordance with its terms under all relevant laws other than the laws of the Cayman Islands.

  PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman,
                                Cayman Islands
          Telephone: (345) 949 8066 Facsimile: (345) 949 8080 Email:
                           info@maplesandcalder.com

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MAPLES AND CALDER
CAYMAN EUROPE ASIA

2.3Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.4All signatures, initials and seals are genuine.

2.5The power, authority and legal right of the Depositor and the Trustee under all relevant laws and regulations to enter into, execute, deliver and perform their respective obligations under the Trust Deed (other than the Trustee under the laws of the Cayman Islands).

2.6There is nothing under any law (other than Cayman Islands law) which would or might affect the opinions in this letter. Specifically, we have made no independent investigation of the laws of England and Wales, the Republic of Panama or the States of New York or Florida.

3  OPINIONS

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1The Trust will, when the Initial Property is transferred to the Trustee by the Depositor and the Trust Deed is executed and delivered by the Trustee and the Depositor, be duly established and constitute a validly existing trust under the laws of the Cayman Islands.

3.2On the issue of Trust Shares as contemplated by and in accordance with the provisions of the Trust Deed and on the relevant entries being made in the Share Register, the Trust Shares will constitute validly issued Trust Shares and in respect of such Trust Shares, the registered holders will have the rights attributable thereto as set forth in the Trust Deed.

4  QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1Nominal Cayman Islands stamp duty of CI$40 (US$48) may be payable if the original Trust Deed is brought to or executed in the Cayman Islands.

4.2The obligations of the Trustee may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

4.3All the beneficiaries under the trust may together terminate the Trust notwithstanding anything to the contrary in the Trust Deed.

We express no view as to whether the terms of the Trust Deed represent the intentions of the parties and make no comment with regard to the representations which may be made by the Depositor or the Trustee.

This opinion is given today and may not be relied on at any later date. This opinion is given for your benefit for the purposes of the Registration Statement to be filed under the Securities Act of 1933, as amended.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Form S-4/F-4 included in the Registration Statement. In the giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

MAPLES and CALDER